As filed with the Securities and Exchange Commission on September 12, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ASCENTIAL SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3011736 (I.R.S. Employer Identification No.)

50 Washington Street
Westborough, MA 01581
(Address of principal executive office) (zip code)

TSI International Software Ltd. 1993 Stock Option Plan

1996 Novera Software Inc. Stock Option Plan

Mercator Software, Inc. 1997 Equity Incentive Plan
(Full title of the Plans)

Peter Gyenes
Chairman and Chief Executive Officer
Ascential Software Corporation
50 Washington Street
Westborough, MA 01581
(Name and address of agent for service)

(508) 366-3888
(Telephone number, including area code, of agent for service)

Copies to:

Scott N. Semel, Esq. Vice President, General Counsel and Secretary Ascential Software Corporation 50 Washington Street Westborough, MA 01581	Louis A. Goodman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, MA 02108 (617) 573-4800

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	per Share (1)(3)	Price (3)	Fee (4)

TSI International Software Ltd. 1993 Stock Option Plan Common Stock, par value $.01 per share	41,195	$18.34	$755,516.3	$61.12

1996 Novera Software Inc. Stock Option Plan Common Stock, par value $.01 per share	147	13.6	1,999.2	0.16

Mercator Software, Inc. 1997 Equity Incentive Plan Common Stock, par value $.01 per share	1,791,852	23.46	42,036,847	3,400.78

(1)	This Registration Statement also covers Common Stock Purchase Rights (the “Rights”) which are presently attached to and trade with the common stock of Ascential Software Corporation (the “Registrant”), par value $.01 per share (the “Common Stock”). Any value attributable to the Rights is reflected in the market price of the Common Stock.

(2)	In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be subject to issuance as a result of anti-dilution and other provisions of the TSI International Software Ltd. 1993 Stock Option Plan, the 1996 Novera Software Inc. Stock Option Plan, and the Mercator Software, Inc. 1998 Equity Incentive Plan (the “Assumed Option Plans”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the maximum offering price per share for each of the Assumed Option Plans is based on the weighted average exercise price of the options outstanding under the Assumed Option Plans.

(4)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act and Fee Advisory #11 for Fiscal Year 2003 issued by the Securities and Exchange Commission on February 21, 2003 by multiplying ..00008090 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
Exhibit Index
EX-4.5 TSI INT SOFTWARE LTD 1993 STOCK OPTION PLAN
EX-4.6 NOVERA SOFTWARE INC 1996 STOCK OPTION PLAN
EX-4.7 MERCATOR SOFTWARE INC 1997 EQUITY INC PLAN
EX-5.1 OPINION OF SKADDEN ARPS LLP
EX-23.2 CONSENT OF KPMG LLP

EXPLANATORY NOTE

     Pursuant to the Agreement and Plan of Merger Agreement dated as of August 2, 2003 between the Registrant, Greek Acquisition Corporation (“Greek Acquisition”) and Mercator Software, Inc. (“Mercator”), Greek Acquisition commenced a tender offer for all the outstanding shares of Mercator at $3.00 per share. Following the acceptance of the shares for payment and the exercise of a common stock option granted to Greek Acquisition by Mercator, Greek Acquisition effected a short-form merger and was merged (the “Merger”) with and into Mercator with Mercator becoming a wholly owned subsidiary of the Registrant. All outstanding options to purchase common stock of Mercator, par value $0.01 per share, granted pursuant to the Assumed Option Plans prior to the Merger have been converted into options to purchase Common Stock, subject to the following adjustment:

•	the number of shares of Common Stock subject to such option is equal to the number of shares of Mercator common stock subject to the option, multiplied by the Exchange Ratio (as defined in the Merger Agreement) which is equal to 0.1795, rounded down to the nearest whole number; and

•	the per share exercise price for such converted option shall be equal to the exercise price of the option prior to the conversion, divided by the Exchange Ratio, which is equal to 0.1795, rounded up to the nearest whole cent, such converted option is otherwise exercisable upon the same terms and conditions as were applicable immediately prior to the Merger.

     This Registration Statement is intended to register an aggregate of 1,833,194 shares of Common Stock, and the Rights associated therewith, that have been or may be issued under the Assumed Option Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1)	Annual Report on Form 10-K for the year ended December 31, 2002;

(2)	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2003 and March 31, 2003;

(3)	Current Reports on Form 8-K filed with the Commission on August 5, 2003, June 13, 2003, April 17, 2003 and April 3, 2003;

(4)	The description of Common Stock contained in the Registration Statement on Form 8-A, filed by the Registrant under Section 12 of the Exchange Act and declared effective by the Commission on January 21, 1987, including any amendment or report updating such description of Common Stock; and

(5)	The description of the Common Stock Purchase Rights contained in the amendment to the Registration Statement filed with the Commission on Form 8-A/A on September 3, 1997, as amended on December 3, 1997 and May 1, 2002.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     ARTICLE EIGHT of the Registrant’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), provides for the indemnification of any director, officer, employee or agent of the Registrant and certain other persons serving at the request of the Registrant in related capacities to the fullest extent permissible under Delaware law, except that the Registrant is prohibited against the indemnification of any person from or on account of conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     ARTICLE EIGHT further provides that, to the fullest extent permissible under Delaware law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     ARTICLE VI of the Registrant’s Second Amended and Restated Bylaws (the “Bylaws”), provides for the indemnification of each person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative, or appellate (“Proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant and certain other persons serving at the request of the Registrant as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified to the fullest extent not prohibited by Delaware Law, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties amounts paid or to be paid in settlement and advancement of expenses) reasonably incurred or suffered by such person in connection therewith or in connection with the investigation, defense, settlement or appeal of such Proceeding, to the full extent not prohibited by the DGCL. The indemnification provided by the Registrant includes advancement of expenses provided that if required by the DGCL and subject to the Bylaws, such advancement is subject to the director or officer undertaking to repay all amounts so advanced if it is ultimately determined that such director or officer was not entitled to indemnification. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heir, executor and administrators.

     ARTICLE VI further provides that, the Registrant may, to the extent authorized from time to time by its Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Registrant to the fullest extent indemnification and advancement of expenses is permitted to directors and officers of the Registrant.

     ARTICLE VI of the Bylaws further provides that the indemnification provided therein is not exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Restated Certificate or Bylaws, agreement, vote of stockholders or disinterested directors, insurance policy, or otherwise. Nothing shall limit in any way any right which the Registrant may have to make additional indemnifications with respect to the same or different persons or classes of persons.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements may require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service and to advance their expenses incurred as a result of any Proceeding against them as to which they could be indemnified.

     The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director of the Registrant may be required to bear the economic burden of the foregoing liabilities and expenses.

     The Registrant has purchased directors’ and officers’ liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

     a.     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on September 12, 2003.

ASCENTIAL SOFTWARE CORPORATION

By:	/s/ Robert McBride

Robert McBride
Chief Financial Officer

Power of Attorney and Signatures

     We, the undersigned officers and directors of Ascential Software Corporation hereby severally constitute Peter Gyenes, Robert McBride and Peter Fiore, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Ascential Software Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on this 12th day of September, 2003.

/s/ Peter Gyenes Peter Gyenes	Chief Executive Officer and Chairman of the Board of Directors

/s/ Robert McBride Robert McBride	Chief Financial Officer

/s/ David Ellenberger David Ellenberger	Director

/s/ John Gavin John Gavin	Director

/s/ Robert Morrill Robert Morrill	Director

/s/ William Weyand William Weyand	Director

Exhibit Index

Exhibit
Number	Description

3.1 (1)	Restated Certificate of Incorporation of the Registrant;

3.2 (2)	Second Amended and Restated Bylaws of the Registrant;

4.1 (3)	Specimen Common Stock Certificate;

4.2 (4)	First Amended and Restated Rights Agreement, dated as of August 12, 1997, between Informix Corporation and BankBoston N.A.;

4.3 (5)	Amendment No. 1 to the First Amended and Restated Rights Agreement, dated as of November 17, 1997, between Informix Corporation and BankBoston N.A.;

4.4 (6)	Amendment No. 2 to the First Amended and Restated Rights Agreement, dated as of April 26, 2002, between the Registrant and EquiServe Trust Company, N.A.;

4.5	TSI International Software Ltd. 1993 Stock Option Plan

4.6	1996 Novera Software Inc. Stock Option Plan

4.7	Mercator Software, Inc. 1997 Equity Incentive Plan

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP;

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1);

23.2	Consent of KPMG LLP;

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

(1)	Incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the commission on March 27, 2003.

(3)	Incorporated by reference to Exhibit I.1. to the Registrant’s Registration Statement on Form 8-A, filed on January 21, 1987.

(4)	Incorporated by reference to Exhibit 5 to an amendment to the Registrant’s Registration Statement on Form 8-A/A, filed on September 3, 1997.

(5)	Incorporated by reference to Exhibit 5.1 to an amendment to the Registrant’s Registration Statement on Form 8-A/A, filed on December 3, 1997.

(6)	Incorporated by reference to Exhibit 4.4 to an amendment to the Registrant’s Registration Statement on Form 8-A/A, filed on May 1, 2002.